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Exhibit 10.30

July 21, 2006

Mr. Patrick J. Bourke III
43609 Carradoc Farm Terrace
Leesburg, Virginia 20176

Dear Pat:

        I am pleased to confirm our verbal offer, and your acceptance of employment with Travelport as Executive Vice President, Operations and Chief Reengineering Officer, reporting to Jeff Clarke, President and CEO Travelport. Your start date will be July 24, 2006. Your annual salary will be $500,000 with a bi-weekly pay rate of $19,230.77. The position you have accepted is categorized as a Band 101, Senior Executive Leadership (SEL). The benefits you will receive are commensurate with other executives at this level, including financial planning and insurance services as well as participation in the Travelport Executive Car Program. You will be receiving more detailed information of these benefits from us shortly after your start date. Within two weeks of your start date you should expect to be contacted directly by representatives from Ayco (financial planning) and PHH (car program). This offer is contingent upon satisfactory employment and education verification of your U.S. employment eligibility. In the event that the sale of Travelport Inc. to the Blackstone Group ("the Sale"), which is expected to close in August, 2006, does not take place by December 1, 2006, then your employment may be terminated.

        You are also eligible to participate in Travelport's Global Bonus Plan ("the Plan"), provided that you meet our performance measures or such other criteria as the Company determines in its sole discretion. The Plan currently provides for a target payment of 100% of your eligible earnings based on achievement of objectives to be determined. The bonus distribution is typically in the first quarter of the next year and your eligibility for a bonus is determined under the terms of the Plan. As discussed, you are also eligible for a one-time bonus payment of $200,000.00 upon completion of a set of mutually-agreed upon short-term objectives. This bonus will be paid within 30 days of successful completion of these mutually-agreed upon objectives.

        As a senior executive in our new Company, your position is also eligible for participation in the Company's long-term incentive plan, the terms of which have not yet been finalized or approved. While the form, vesting schedule and other details of your award is at the discretion of the Company, the long term incentive award is targeted to have a value of .33% of eligible common stock (such common stock having the value of $900,000,000), and subject to approval of the Company's Compensation Committee. In the event that the Sale is not completed by December 1, then this long-term incentive plan award is null and void and no award shall be made or compensation paid to you. We expect to have the details of long-term incentive plan completed with 60 days of the Sale.

        In the event that, following the Sale, your employment is terminated by the Company without cause (as determined by the Company), and you execute, do not revoke, and comply with the terms of a separation and general release agreement (waiving all legal claims against Travelport), and a restrictive covenant agreement under which you will agree not to compete against Travelport and not to solicit Travelport employees and customers, in each case for a period equivalent to the number of weeks of severance you are receiving following your termination of employment (these releases and agreements, which are referred to collectively as the "Separation Agreement", will be in such standard form determined by Travelport), you will be eligible to receive the following benefits (in lieu of severance or separation benefits under any and all other severance plans, policies and agreements which may entitle you to severance or separation benefits):

  •
  a lump sum severance payment equal to two years of your annual base salary and annual target bonus at the time of your separation from employment.

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  One year of accelerated vesting of any outstanding equity grant(s), subject to the approval of the Travelport Compensation Committee (or its equivalent).

        In other words, if you are terminated by the Company for any reason prior to the Sale or because the Sale does not take place by September 1, 2006, then you will not be eligible for the foregoing benefits. In the event that you are offered additional post-employment benefits, which will be at the sole discretion of the Company, you will be required to sign a Separation Agreement that may include, among other things, provisions on non-competition, non-solicitation of customers and employees and confidentiality.

        In addition, as a condition of employment, you will be required to sign a Non-Disclosure and
Non-Solicitation Agreement in such form provided by the Company, which shall include provisions limiting your solicitation on customers and employees for twelve (12) months after the termination of your employment, regardless of whether you or the Company terminates employment and for what reason. I will send you this Non-Disclosure and Non-Solicitation Agreement in the next few days.

        Please note that the benefits provided to you herein are subject to you signing and returning a copy of this letter to my attention by no later than July 24, 2006. All amounts discussed herein are subject to applicable withholding taxes and other lawful deductions.

        Finally, by signing and returning this letter, you agree that you shall at all times keep strictly confidential (except for disclosure to your spouse, accountant, and attorney; provided they agree to remain bound by this promise of confidentiality) the terms and conditions of this letter (except that you may disclose the terms and conditions of this letter when required by law or subpoena; provided you give Travelport reasonable advance notice of such disclosure so that Travelport may have the opportunity to oppose such disclosure). You agree that this promise of confidentiality is a material provision of this letter and that your failure to keep this letter strictly confidential shall mean that you are ineligible to receive any payment or other consideration pursuant to this letter and, in the event you have received any payment or consideration pursuant to this letter, you shall be liable for the return of all payments or considerations hereunder, to Travelport for any breach of this promise of confidentiality.

        Prior to beginning employment with Travelport, you will need to establish your U.S. employment eligibility as well as your identity. Examples of proper identification include a passport, or a valid driver's license and social security card; alternate acceptable documents are stated on the enclosed list. You will need to bring this identification with you on your first day of employment.

        Please indicate your acceptance of this offer by signing the enclosed copy and returning it, along with originals of the enclosed W-4, I-9 and Personal Data Form, to me no later than on your first date of employment. Per Travelport's standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Travelport is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter, along with any pre-hire documentation you executed, sets forth the entire agreement between you and the company, regarding your employment with the company, and fully supersedes any prior agreements or understandings, whether written or oral.

        You represent and affirm that you do not have any non-competition, non-solicitation, restrictive covenant or other similar agreement or contract that will or may restrict or limit in any way your ability to perform the duties of the position you have been offered with the Company, and that the Company's offer of employment is contingent upon this representation by you.

        We are excited that you are joining our organization and look forward to having you as part of the Travelport team. If there is anything further I can do to assist you, please do not hesitate to contact me at 973.496.7007.

Regards,

/s/ JOANNE KRUSE JoAnne Kruse EVP Human Resources Travelport Inc.

Understood and accepted:
/s/ PAT BOURKE Pat Bourke	7/24/2006 Date

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  Exhibit 10.30